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EXHIBIT 1

NASDAQ

By Facsimile and Overnight Mail

April 6, 2001

Mr. Roy Painter
Sr. Vice President & CFO
Life Financial Corporation
10540 Magnolia Ave., Suite B
Riverside, CA 92505

Re:
Life Financial Corporation (the "Company") NASDAQ Symbol: LFCO

Dear Mr. Roy Painter:

    On January 5, 2001, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days as required by The Nasdaq National Market under Marketplace Rule 4450(a)(5) (the "Rule").1 Therefore, in accordance with Marketplace Rule 4310(c)(8)(B), the Company was provided 90 calendar days, or until April 5, 2001, to regain compliance with the Rule.

    Based on our review of the Company, Staff has determined that the Company did not demonstrate its ability to sustain compliance within the 90 day grace period. Accordingly, the Company's securities will be delisted from The Nasdaq National Market at the opening of business on April 16, 2001.

    Marketplace Rule 4815(b) requires that the Company, as promptly as possible but no later than seven calendar days from the receipt of Staff's determination, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based. The Company must provide a copy of this announcement to Nasdaq's StockWatch Department and Listing Qualifications Hearings Department (the "Hearings Department") at least 10 minutes prior to its public dissemination. For your convenience, we have enclosed a list of news services that the Company may use in connection with this announcement. In the event the Company does not make the required public announcement, Nasdaq will halt trading in its securities, even if the Company appeals Staff's determination to a Nasdaq Listing Qualifications Panel (the "Panel") as described below.

The Company also does not meet the continued listing requirements under Maintenance Standard 2. See attached chart.

This notice should be provided to the attention of Nasdaq's StockWatch Department (telephone: 240/386-6046, facsimile 240/386-6047), 9513 Key West Avenue, Rockville, Maryland, 20850, and to Nasdaq's Hearings Department (telephone: 301/978-8079; facsimile: 301/978-8080), 9801 Washingtonian Boulevard, Fifth Floor, Gaithersburg, Maryland, 20878.

Mr. Roy Painter
April 6, 2001

    Please be advised that Marketplace Rule 4815(b) does not relieve the Company of its obligation to assess the materiality of Staff's determination as it relates to the federal securities laws. This rule also does not provide a safe harbor under the federal securities laws. Accordingly, the Company should consult with securities counsel regarding its disclosure and other obligations mandated by law.3

    The Company may appeal Staff's determination to the Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series. A hearing request will stay the delisting of the Company's securities pending the Panel's decision. The Company may request either an oral hearing or a hearing based solely on written submissions. The fee for an oral hearing is $2,300; the fee for a hearing based on written submissions is $1,400. Please note that the hearing fee is non-refundable and that the check must be made payable to "The Nasdaq Stock Market".4 The request for a hearing must be received by the Hearings Department no later than 4:00 p.m. Eastern Standard Time on April 13, 2001. The request must be in writing and faxed to (301) 978-8080, with the original sent with the appropriate fee to:

David A. Donohoe, Jr.
Chief Counsel
The Nasdaq Stock Market
9801 Washingtonian Blvd., Fifth Floor
Gaithersburg, MD 20878.

    Hearing requests should not contain written arguments in support of the Company's position. If you would like additional information regarding the hearing process, please call the Hearings Department at (301) 978-8203.

    Marketplace Rule 4890 prohibits communications relevant to the merits of a proceeding under the Marketplace Rule 4800 Series between the Company and the Hearings Department unless Staff is provided notice and an opportunity to participate. In that regard, Staff waived its right to participate in any oral communications between the Company and the Hearings Department.

Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Determination on (DATE OF RECEIPT OF STAFF DETERMINATION) indicating that the Company fails to comply with the (NET TANGIBLE ASSETS, MINIMUM BID PRICE, MARKET VALUE OF PUBLIC FLOAT, FILING, etc.) requirement(s) for continued listing set forth m Marketplace Rule(s)            , and that its securities are, therefore, subject to delisting from (The Nasdaq National/Small Cap Market). The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing. The Company may also wish to consider including in its public disclosure whether its securities may be eligible to trade on another marketplace.

If the Company would like to pay its hearing fee by wire transfer, please contact Donna Barnes at 301/978-8071

Mr. Roy Painter
April 6, 2001

    Should Staff determine to revoke such waiver, the Company will be immediately notified, and the requirements of Marketplace Rule 4890 will be strictly enforced.

    If you have any questions concerning the compliance issues discussed above, please contact Stanley Higgins, Lead Analyst at (301) 978-8041.

Sincerely,

/s/ Victoria Carrai

Victoria Carrai
Associate Director
NASDAQ Listing Qualifications

Enclosures

NASDAQ NATIONAL MARKET
CONTINUED INCLUSION REQUIREMENTS

    The following table identifies the National Market maintenance standards. Each incidence of non-compliance is denoted with an "X".

COMPANY SYMBOL: LFCO

Standards	Maintenance Standard 1		Maintenance Standard 2
Net Tangible Assets[5]	$4 million		N/A
Market Capitalization Total Assets Total Revenue	N/A		$50 million OR ($50 million AND $50 million)
Public Float (shares)[6]	750,000		1.1 million
Market Value of Public Float	$5 million	X	$15 million	X
Bid Price	$1	X	$5	X
Round Lot Shareholders[7]	400		400
Market Makers[8]	2		4
Corporate Governance	Yes		Yes

Net Tangible Assets = Total Assets—Total Liabilities—Goodwill. Please note, that Staff, as a matter of policy, excludes redeemable preferred securities from its calculation of net tangible assets.

Public float is defined as total shares outstanding less any shares held by officers, directors, or beneficial owners of 10 percent or more.

7
Round lot holders are holders of 100 shares or more.

An Electronic Communication Network ("ECN") is not considered an active market maker.

Sample News Services List

Dow Jones News Wire Spot News Harborside Financial Center 6000 Plaza Two Jersey City, NJ 07311-3992 (201) 938-5400 (201) 938-5000 FAX	Bloomberg Business News Newsroom P.O. Box 888 Princeton, NJ 08542-0888 (609) 279-4000 (609) 497-6577 FAX	Bridge News Corporate Headquarters 3 World Financial Center NewYork, NY 10281 (212) 372-7100 (212)372-7158 FAX
BusinessWire 40 F. 52nd Street 19th Floor New York, NY 10022 (212) 752-9600 (212) 752-9698 FAX	Reuters Corporate News Desk 199 Waters Street, HP Floor New York, NY 10038 (212) 859-1700 (212) 859-1717 FAX	PR Newswire 1515 Broadway, 32nd Floor New York, NY 10036 (800) 832-5522 (800) 793-9313 FAX

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EXHIBIT 1
NASDAQ NATIONAL MARKET CONTINUED INCLUSION REQUIREMENTS
Sample News Services List